Exhibit 99.1

Ramaco Resources, Inc. announces conclusion of successful 2022 North American sales negotiations, acquisition of significant assets from Coronado, and new establishment of a regular dividend policy

Company Release – October 26, 2021

LEXINGTON, KY – (PR NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) announced that it has completed 2022 sales negotiations to its North American steel customers. Ramaco has now contracted to sell 1.67 million tons of both low volatile and high volatile coal at an overall average price of roughly $196 per short ton FOB mine. These sales translate into over $325 million in 2022 booked revenue. Based upon the Company’s current mine costs, adjusted upward for higher sales related expense, the earnings from these domestic sales are estimated to generate roughly $190 million of adjusted EBITDA in 2022. These completed domestic sales represent approximately 54% of Ramaco’s projected 2022 production of 3.1 million tons. The balance of roughly 1.5 million tons of 2022 production will be sold into export markets, at what is currently higher index-based pricing.

Ramaco also announced that it has now executed an Asset Purchase Agreement with companies owned by Coronado Global Resources Inc. (“Coronado”) to purchase certain assets from Coronado (the “Amonate Assets”), described below. The cash consideration for the acquisition is $30 million to be paid at closing, anticipated to occur by mid-November. The acquisition will be immediately accretive to the Company beginning in 2022.

Finally, the Company announced that its Board of Directors (“Board”) authorized the initiation of a regular quarterly dividend to be paid beginning in the first quarter of 2022. The amount of the dividend and timing of both the record date and payment date will be set at the Company’s Board meeting to be held in early December.

2022 Domestic Sales:

The Company has completed its most successful domestic coal sales efforts since inception. In 2022, it will sell 1.67 million tons to North American steel mills. Based upon the Company’s projected 2022 production of roughly 3.1 million tons (inclusive of new production from the Amonate Assets described below), the Company will have roughly 1.5 million tons remaining to be sold in 2022 consisting of 800,000 tons of low and mid volatile coal and 700,000 tons of high volatile coal.

Amonate Assets and Berwind Mine:

The Amonate Assets being acquired from Coronado include a mine complex located in McDowell County, West Virginia and Tazewell County, Virginia. All assets are located adjacent and contiguous to the Company’s existing Berwind Mine Complex (see the photo below). The acquisition primarily consists of approximately 50 million tons of low and mid volatile reserves, much of which will be mined from the Company’s Berwind Mine. Also being purchased are several additional permitted mines, and a currently idled 1.3-million-ton per annum capacity coal preparation plant.

Mine development on the Amonate reserves will begin immediately. Initial production is expected by early in the second quarter of 2022, with total new incremental production for the entire year at approximately 200,000 tons. This will increase to approximately 700,000 tons at full production capacity by the end of 2023. The Company estimates that if operating today, the Amonate reserves would have cash mine costs in the $70 per ton range based on year-to-date metrics. Capital expenditures for the new incremental tons are expected to be approximately $2 million in 2021 and $10 million in 2022, primarily for purchase of underground equipment.

Refurbishing of the existing Amonate preparation facility will similarly begin immediately, with 50% capacity utilization anticipated to be achieved by June 2022. Complete nameplate capacity of roughly 1.3 million tons will be achieved by the end of 2022. Capital expenditure for the preparation plant upgrade is expected to be approximately $2 million in 2021, $6 million in 2022 and $2 million in 2023.

In addition, the Company’s existing nearby Berwind Mine is expected to reach full production capacity of roughly 750,000 low volatile tons in mid-2022. By the end of 2023, together with the Amonate reserves, the combined mine complex will be capable of producing between 1.4-1.5 million low volatile tons, primarily from the Pocahontas #4 coal seam.

This will increase the Company’s overall annual production capacity to approximately 3.7 million tons of metallurgical coal, with an allocation of roughly 60% high volatile and 40% of low volatile coals. The Company estimates that if mined today its overall production would have average cash mine costs in the upper $60 per ton range based on year-to-date metrics.

Management Comments:

Randall Atkins, Ramaco’s Chairman and Chief Executive Officer remarked, “This has been a transformative month of activity for Ramaco and one that we hope will propel Ramaco to be viewed in a different dimension as a public company.

As one of the only pure play metallurgical coal producers, we have been able to capitalize on the current underlying strength in both domestic and international coal markets. Our recently concluded sales of coal for 2022 into the U.S. and Canadian steel markets have provided us with the strongest prices and realizations we have seen since we became public.

Through these sales, we have essentially just booked over $325 million of revenue for 2022 and $190 million in adjusted EBITDA by selling only approximately half of our expected production. To confess to a bit of humility, as a reminder in 2020 we booked roughly $19 million in adjusted EBITDA for the full year. The anticipated level of earnings from just these booked sales translates into a greater amount of adjusted EBITDA than we have cumulatively generated since Ramaco went public in 2017.

We hope to continue to capitalize on the ongoing strength in export markets, by retaining roughly half of 2022 production which will be sold to overseas customers at currently higher priced index-based pricing. Indeed, our most recent index-based export sale of high volatile coal was transacted at roughly $315 per short ton FOB mine. We currently still have over 100,000 tons of some of best coals to sell through the remainder of the year. Our current year to date mine costs are in the mid $60s per ton range.

We took a conservative approach to developing our business over the years. We have now been rewarded by being able to capitalize on opportunities to position Ramaco into a different class of public company at a point of exceptional underlying strength in the metallurgical coal markets. We will continue to grow. Indeed, we expect to ultimately double our current 2021 production to between 4-5 million tons over the next few years.

As a cornerstone of that production ramp, today we announced the acquisition of the Amonate Assets from our neighboring coal group Coronado. Amonate represents Ramaco’s first major acquisition and is expected to add significant immediate accretion to both our adjusted EBITDA and net income beginning next year.

Since we began development on the Berwind mine complex in 2018, we envisioned the strategic logic of one day combining the Berwind and Amonate properties. This milestone now has arrived at a point when Ramaco is currently in its strongest liquidity position to purchase and develop these assets. It is also fortunate that it was timed so that the initiation of additional new production will come on stream into what we envision as a continuing strong multi-year domestic and international metallurgical coal market.

As an example of the acquisition’s accretion, we will now avoid millions of dollars of annual trucking expense to our Knox Creek preparation facility just as we bring the Berwind mine to 750,000 tons of full production next year. Instead, we will simply belt the coal by conveyor to the adjacent Amonate prep plant less than half a mile away. Additionally, we will be able to now increase production at our overall Berwind mine complex to almost 1.5 million tons by 2023 by adding the 700,000 tons of new production from the adjacent Amonate reserves.

This new reconfiguration will also free up additional processing capacity at our 1.25-million-ton Knox Creek prep plant facility for both our own future mining development, as well as for third party purchased merchant coal opportunities. By the end of 2023, once these new reserves are in full operation, we expect to be at a 3.7+ million-ton annual production level.

Another long-term milestone is that we will begin a regular dividend in the first quarter of next year. Our Board determined we have proven an ability to generate both substantial long term and sustainable free cash flow. We hope to regularly increase this dividend in the years ahead as we continue to grow. We would note that we remain the only net cash positive company in the public coal space.

Lastly, as we look at today’s industry landscape, it continues to exhibit significant constraints on both new supply creation and capital availability. Ramaco is one of the only public coal groups that possess both the financial and operational bandwidth to more than double our current production levels over the next few years, and importantly to do so in a low-cost manner. As important, we have now demonstrated an ability to both grow our business, as well as return capital to our shareholders at the same time.

We remain committed to being an opportunistic, low cost, low debt, and no legacy liability metallurgical coal producer. We operate in the segment of the coal industry with both continuing strong growth and cash generating potential, as well as one with a low greenhouse gas emitting profile. We will look forward to discussing more of our future opportunities in the months ahead.”

Photo showing proximity of the Amonate complex to Ramaco’s Berwind Mine